Exhibit 5.1

Conner & Winters, LLP 1700 One Leadership Square 211 North Robinson | Oklahoma City, OK 73102-7101 p (405) 272-5711 | f (405) 232-2695 | cwlaw.com

November 5, 2014

LSB Industries, Inc.

16 South Pennsylvania

P.O. Box 754

Oklahoma City, Oklahoma 73101

Re:	LSB Industries, Inc.; Form S-8 Registration Statement; First Amendment to 2008 Incentive Stock Plan; Our File No. 07033-0001

Ladies and Gentlemen:

We are delivering this opinion to you in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the Registration Statement on Form S-8 (the “Registration Statement”) of LSB Industries, Inc., a Delaware corporation (the “Company”), for the registration of an additional 975,000 shares of the Company’s common stock, $0.10 par value (the “Common Stock”), to be issued by the Company pursuant to the Company’s 2008 Incentive Stock Plan, as amended by the First Amendment (“First Amendment”) to the 2008 Incentive Stock Plan (the “Plan”). The First Amendment to the Plan was approved by the Board of Directors of the Company on April 3, 2014, and by the stockholders of the Company at the Annual Meeting of Stockholders held June 5, 2014. The original 1,000,0000 shares of Common Stock authorized for issuance under the 2008 Plan are registered on the Company’s Form S-8 filed on August 20, 2008, Commission file no. 333-153103 (the “2008 Registration Statement”).

In connection with this opinion, we have examined and relied upon such corporate records, certificates, other documents and questions of law, as we have considered necessary or appropriate for the purposes of this opinion, including, but not limited to, the following:

(a)	Company’s Amended and Restated Certificate of Incorporation, as amended;

(b)	Company’s Bylaws, as amended;

(c)	the Plan, as amended by the First Amendment;

(d)	Certificate of Good Standing of the Company issued by the Secretary of State of Delaware on November 4, 2014;

(e)	Consent of Ernst & Young, LLP, dated November 5, 2014;

(f)	the 2008 Registration Statement; and

(g)	the Registration Statement.

Dallas, TX | Houston, TX | NW Arkansas | Oklahoma City, OK | Santa Fe, NM | Tulsa, OK | Washington, DC

LSB Industries, Inc.

November 5, 2014

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted as originals, the conformity with the original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies. We have further assumed that any shares of the Company’s Common Stock to be issued under the Plan will have been issued pursuant to the terms of the Plan and will have been registered in accordance with the Act, absent the application of an exemption from registration, prior to the issuance of such shares.

In reliance upon and based on such examination and review, we are of the opinion that, when the Registration Statement becomes effective pursuant to the rules and regulations of the Commission, the additional 975,000 shares of Common Stock which may be issued pursuant to the First Amendment to the Plan will constitute, when purchased and issued pursuant to the terms of the Plan, as amended by the First Amendment, duly authorized, validly issued, fully paid and nonassessable shares of Common Stock of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

CONNER & WINTERS, LLP

/s/Conner & Winters, LLP